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WellPoint, Inc.

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Commencing May 4, 2011, WellPoint, Inc. sent the following communication to certain shareholders.

Dear Fellow Shareholder:

We write to bring to your attention a significant disagreement between the Company and ISS with respect to ISS’ Proxy Report regarding the proposals to be voted on at WellPoint’s annual meeting of shareholders on May 17, 2011.

In the Company proxy statement, our Board of Directors recommends a vote “against” the shareholder proposal to require an independent board chair and a vote “against” the shareholder proposal to reincorporate the Company from Indiana to Delaware. ISS has recommended a vote “for” these proposals, and we strongly disagree with ISS’ rationale. For the reasons set forth below, we believe ISS’ recommendations are based on inappropriate assumptions and incomplete analysis of the Company’s legal and financial positions, and we urge you to vote “AGAINST” these two shareholder proposals.

Independent Board Leadership

WellPoint has a Lead Director governance structure that meets all of ISS’ policy guidelines. ISS states that its general policy is to recommend in favor of separate Chair and CEO positions, unless there is a counterbalancing governance structure, such as a Lead Director. ISS states in its report that the Company has an appropriate Lead Director governance structure that meets all of ISS’ criteria. Moreover, it states that the Company has a board that is 91% independent and that all key committees are 100% independent.

ISS’ analysis of Total Shareholder Return (TSR) and analysis of Company performance utilizes inappropriate assumptions. ISS recommends a vote for this proposal, based on its concerns over the Company’s financial performance, specifically its analysis of WellPoint’s TSR. However, we believe that the TSR analysis performed by ISS is inappropriate and does not present a fair view of performance and that the Company has not underperformed its peers.

Since the roles of Chair, President and CEO were combined 14 months ago, WellPoint’s TSR has been 24.5%. We believe that our shareholders are best served by the Board retaining the flexibility to determine the most effective leadership structure based on the Company’s circumstances and needs at any given time.

The GICS Peer Group of “Health Care Equipment & Services” used by ISS is not the appropriate peer group to use for TSR comparisons, because (i) the size of companies in the group are significantly smaller (the median revenue and market capitalization of the 188 companies in the peer group are less than 1% and 3.5% of WellPoint’s revenue and market capitalization), and (ii) the group includes companies in other industries, such as healthcare equipment and healthcare distribution, that are not subject to the same economics and stock price pressures from healthcare reform as managed care companies like WellPoint.

Even using the “Health Care Equipment & Services” Group, WellPoint’s 1 and 3 year performance exceeds the median of the group for the performance period ending on May 1, 2011. Using this group, TSR performance through May 1, 2011 is as follows:

Health Care Equipment & Services (GICS 3510)

	TSR as of 5/1/11
Company	1yr	3yr	5yr
Median	14%	5%	3%
WellPoint	30%	15%	2%
WLP %ile Rank	69%	67%	43%

If the more appropriate peer group of WellPoint’s six direct competitors in managed health care is used, WellPoint’s 3 and 5 year TSR is greater than the median performance of this more appropriate peer group.

Direct Peer Group

	TSR as of 12/31/10
Company	1yr	3yr	5yr	TSR YTD (as of 5/1/11)
UnitedHealth Group	20%	-14%	-10%	37%
Aetna	-4%	-19%	-8%	36%
Humana	25%	-10%	0%	39%
Cigna	4%	-12%	0%	28%
Health Net	17%	-17%	-12%	22%
Coventry Health Care	9%	-24%	-14%	22%

Direct Peer Median	13%	-16%	-9%	32%

WellPoint	-2%	-13%	-7%	36%
WLP %ile Rank	3%	67%	64%	59%

ISS’ methodology fails to take into account the effects of the current market on performance. The national debate on healthcare reform began prior to the 2008 presidential elections and continued through the enactment and implementation of the Patient Protection and Affordable Care Act (“PPACA”) in 2010. The uncertainty brought about by healthcare reform led to a decline in P/E multiples for managed health care companies and total TSR also declined. Now that PPACA is in effect, the stock price discount is abating.

Reincorporation from Indiana to Delaware

WellPoint is required to have a classified board structure because of the Blue Cross Blue Shield Association (BCBSA) license requirements and reincorporating to Delaware will not change this. Further, if we were to permit the shareholders to amend the bylaws, as suggested by the proposal, such amendments could potentially cause us to violate the terms of our BCBSA license if such amendments were not permitted under the license.

Reincorporation would be a costly process and would require us to pay significant state franchise fees that are not applicable in Indiana. Reincorporation would divert the time and attention of management from normal business operations without any commensurate benefit.

WellPoint has taken action to allow more shareholder rights than are required under Indiana law. ISS is recommending a vote in favor of this shareholder proposal based on its analysis that the state laws of Delaware are more favorable to shareholder rights than the state laws of Indiana. However, ISS has not appropriately taken into account that, while Indiana law may permit a company to be more restrictive with respect to shareholder rights, WellPoint has opted out of such laws or amended its governance documents to provide greater shareholder rights than required under state law.

Delaware law also permits certain anti-takeover provisions so reincorporation to Delaware would not eliminate the Company’s ability to put anti-takeover provisions in place. WellPoint could still implement certain anti-takeover provisions even if it were incorporated in Delaware.

For the reasons set forth above, we believe that ISS’ recommendations on these two shareholder proposals are not in the best interest of our shareholders and we urge you to vote “AGAINST” the proposals.

Sincerely,

/S/ JOHN CANNON

John Cannon

Executive Vice President, General Counsel,

Corporate Secretary and Chief Public

Affairs Officer

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